Exhibit 99.1

Virtu Financial, Inc. Completes Acquisition of ITG to Create Premier Agency and Broker Neutral Franchise

NEW YORK, March 1, 2019 — Virtu Financial, Inc. (NASDAQ:VIRT) today announced the completion of its acquisition of Investment Technology Group, Inc. (NYSE:ITG) in a cash transaction valued at $30.30 per ITG share, or a total of approximately $1.0 billion.

“Over the past four months, the dedicated leadership teams of both firms have developed a detailed integration plan. In the coming days we will begin to execute that plan to bring Virtu’s leading technology, risk management and operational efficiency to ITG’s array of agency solutions to better serve a global client franchise. We are excited to welcome our new colleagues to execute and deliver on this plan,” said Douglas Cifu, Virtu Financial, Inc. Chief Executive Officer. Mr. Cifu continued, “ITG has a long history of providing clients with superior service and value-added products. We look forward to creating the premier technology-enabled market making and execution services franchise.”

Upon completion of this acquisition, Virtu will implement a Client Information Security Program (“CISP”) with respect to its broker-neutral client offerings (including, but not limited to, Analytics, Workflow Technology, and Commission Management). As part of this program, Virtu will host Client Information Security Forums, through which the Company will provide information regarding the CISP, receive input from interested clients regarding their information security needs and discuss industry best practices and standards.

As previously announced, Mr. Cifu will continue to serve as Virtu’s Chief Executive Officer and Joseph Molluso will continue to serve as Virtu’s Chief Financial Officer. Virtu will supplement its existing management team by incorporating existing ITG management globally; namely Robert Boardman in Europe, Michael Corcoran in the Asia-Pacific region and Etienne Phaneuf in Canada.

About Virtu Financial, Inc.

Virtu is a leading financial firm that leverages cutting edge technology to deliver liquidity to the global markets and innovative, transparent trading solutions to our clients. As a market maker, Virtu provides deep liquidity that helps to create more efficient markets around the world. Our market structure expertise, broad diversification, and execution technology enables us to provide competitive bids and offers in over 25,000 securities, at over 235 venues, in 36 countries worldwide.

Cautionary Note Regarding Forward-Looking Statements

The foregoing information and certain oral statements made from time to time by representatives of the Company contain certain forward-looking statements that reflect the company’s current views with respect to certain current and future events and financial performance, including with respect to the acquisition of ITG and related integration and synergy realization. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements included here are based upon information available to the company on the date of this filing. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

CONTACT

Media & Investor Relations

Andrew Smith

Virtu Financial, Inc.

(212) 418-0195

investor_relations@virtu.com

media@virtu.com